EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 27 PERCENT
INCREASE IN FIRST QUARTER EARNINGS

IMPROVED OPERATING RESULTS COMPARE WITH STRONG PRIOR-YEAR QUARTER

DURANGO, Colorado (July 12, 2005) — Rocky Mountain Chocolate Factory, Inc. (Nasdaq/NMS: RMCF) (the “Company”), which franchises gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products, today reported record revenues and earnings for the first quarter of FY2006.

(Note: All per-share figures in this news release are adjusted for a 4-for-3 stock split effective June 13, 2005 and a 5% stock dividend that was distributed to shareholders on March 10, 2005).

For the quarter ended May 31, 2005, revenues increased 13 percent to approximately $5.4 million, compared with revenues of approximately $4.7 million in the first quarter of FY2005. Same-store sales at franchised retail outlets increased 4.1 percent during the most recent quarter when compared with the quarter ended May 31, 2004. Same-store pounds of confectionery products purchased from the Company’s factory by franchisees increased 0.7 percent, when compared with the prior-year period.

Total retail sales for the Company’s system of stores increased approximately 15% for the quarter to $21.9 million compared with system-wide sales of $19.1 million in the corresponding period of the previous year.

Net earnings for the first quarter of FY2006 increased 27 percent to $753,000, compared with $592,000 in the prior-year period. Basic earnings per share increased 20 percent to $0.12 in the most recent quarter, versus $0.10 in the first quarter of FY2005. Fully diluted earnings per share increased 22 percent to $0.11, compared with $0.09 in the prior-year quarter.

“We are pleased to report another quarter of record earnings, particularly in light of the fact that earnings in the first quarter of last year were 55% higher than in the prior-year period,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company. “Franchisees opened five (5) new stores, while the Company opened one (1) full-cooking kiosk unit, during the most recent quarter, and approximately 10-15 new stores are scheduled to come on line during the second quarter. Full year store openings should reach or exceed our target of 40 units, and we remain comfortable with our published guidance that full-year earnings should rise 20 to 25 percent from the record levels reported in Fiscal 2005.”

“I am also pleased to report that the new stores we have opened during the last twelve months have out-performed the stores opened in the previous twelve months by approximately 30%,” continued Merryman. “We believe this is due to a growing recognition of the Rocky Mountain Chocolate Factory brand name throughout North America, which reflects itself in stronger sales at new retail stores. Our Company is now the largest retail chocolatier in North America, in terms of the number of stores in operation, and we are proud to have achieved this status in a year during which earnings should set another record.”

During the first quarter of FY2006, franchisees opened new stores in Lombard, Illinois; Milpitas, California; New Orleans (Riverwalk), Louisiana; Santa Ana, California and Tulalip, Washington. The Company opened a new kiosk unit in Olympia, Washington.

“Strong cash flows from operating activities allowed us to retire all of our outstanding debt during the first quarter,” noted Frank Crail, Chief Executive Officer of the Company. “We repaid approximately $1.6 million in long-term debt well ahead of the timetable required by our bank credit facility, and as of May 31, 2005, we still had $1.7 million of cash in the bank and a healthy current ratio of 4.0 to 1.0.”

“As part of our continuing efforts to enhance shareholder value, we paid a 5 percent stock dividend in March 2005, and a 4-for-3 stock split was distributed to shareholders in June 2005. When combined with our philosophy of periodically increasing the cash dividend as earnings grow, we believe these actions may have played a role in expanding our shareholder base, as evidenced by a doubling in number of RMCF shares owned by institutions, to approximately 12 percent, during the past 15 months,” concluded Crail.

On March 16, 2005, the Company paid a quarterly cash dividend of $0.0675 per share to shareholders of record March 11, 2005 and on June 16, 2005 the Company paid a quarterly cash dividend of $0.0675 to shareholders of record June 10, 2005.

The Company will host a conference call Tuesday, June 12, 2005 at 4:15 p.m. EST to discuss first quarter results in greater detail and the outlook for Fiscal 2006. The dial-in number for the conference call is 800-269-6183 (international/local participants dial 719-457-2682). Parties interested in participating in the conference call should dial in approximately five minutes prior to 4:15 PM EST. The call will also be broadcast live on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1097844. A replay of the call will be available through July 19, 2005 by dialing 888-203-1112 or for international callers by dialing 719-457-0820, the replay Access Code is 4494725. The call will also be archived through October 10, 2005 at http://phx.corporate-ir.net/playerlink.zhtml?c=97007&s=wm&e=1097844.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and confection stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 12, 2005, the Company and its franchisees currently operate 288 stores in 39 states, Canada, Guam and the United Arab Emirates. The Company’s common stock is listed on The Nasdaq National Market under the symbol “RMCF”.

This press release contains forward-looking information that involves risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer trends, costs and availability of raw materials, competition, the effect of government regulations, and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

STORE INFORMATION

	New stores opened during
	the first three months
	ended	Stores open as of
	May 31, 2005	May 31, 2005
United States:
Franchised Stores	5	244
Company-owned Stores	1	10
International Licensed Stores	0	31

Total	6	285

Interim Unaudited
STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2005	2004	2005	2004
Revenues
Factory sales	$3,390	$3,032	63.2%	64.2%
Royalty and marketing fees	1,173	1,000	21.8%	21.1%
Franchise fees	162	142	3.0%	3.0%
Retail sales	642	551	12.0%	11.7%
Total revenues	5,367	4,725	100.0%	100.0%

Costs and Expenses
Cost of sales	2,397	2,145	44.7%	45.4%
Franchise costs	338	295	6.3%	6.2%
Sales and marketing	306	275	5.7%	5.8%
General and administrative	529	509	9.9%	10.8%
Retail operating	389	347	7.2%	7.3%
Depreciation and amortization	210	201	3.9%	4.3%

Total costs and expenses	4,169	3,772	77.7%	79.8%

Income from Operations	1,198	953	22.3%	20.2%

Other Income (Expense)
Interest expense	(20)	(27)	(0.4)%	(0.6)%
Interest income	32	26	0.6%	0.5%
Other, net	12	(1)	0.2%	(0.1%)

Income Before Income Taxes	1,210	952	22.5%	20.1%

Provision for Income Taxes	457	360	8.5%	7.6%

Net Income	753	592	14.0%	12.5%

Basic Earnings per Common Share	$0.12	$0.10
Diluted Earnings per Common Share	$0.11	$0.09

Weighted Average Common Shares Outstanding	6,166	6,002
Dilutive Effect of Stock Options	511	429
Weighted Average Common Shares Outstanding, Assuming Dilution	6,677	6,431

SELECTED BALANCE SHEET DATA
(in thousands)

	May 31, 2005	February 28, 2005
		(audited)
Current Assets	$8,521	$11,125
Total assets	$16,913	$19,248
Current Liabilities	$2,110	$3,117
Long-Term Debt, Less Current Maturities	$-0-	$1,539
Stockholders’ Equity	$14,104	$13,894